CONVERSION AGENT AGREEMENT

This Conversion Agent Agreement (the “Agreement”) is entered into as of this 20th day of October, 2009, between Converted Organics Inc., a company organized and existing under the laws of the State of Delaware (the “Company”), and Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association doing business at 250 Royall Street, Canton, Massachusetts (in its capacity as Conversion Agent, including the performance of the Unclaimed Property and Lost Holders services as provided herein, collectively the “Conversion Agent”, the “Transfer Agent” or the “Registrar” or individually “Computershare” and the “Trust Company”, respectively),

WHEREAS, Computershare Trust Company, N.A. is presently the Transfer Agent and Registrar for Company’s common stock, $0.0001 par value per share (the “Common Stock”), Company Class H warrants (each, a “Warrant,” and together, the “Warrants”) and Company units (each unit consisting of one share of Common Stock and one Warrant, each, a “Unit,” and together, the “Units”); and

WHEREAS, Company desires that Computershare Trust Company, N.A., and Computershare Inc. act as Conversion Agent in connection with the conversion of such Units, and Computershare Trust Company, N.A. and Computershare Inc. have indicated their willingness to do so.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

1. Appointment of Conversion Agent.

Company hereby appoints the Trust Company and Computershare as Conversion Agent for the purpose of converting Units into Common Stock and Warrants. The Trust Company and Computershare hereby agree to serve as such, upon the terms and conditions set forth herein.

2. Notification and Processing.

The Conversion Agent is hereby authorized and directed, and hereby agrees to:

A. The Conversion Agent is hereby authorized and directed, and hereby agrees to accept each Unit in book entry and certificate form surrendered for conversion into one share of Common Stock and one Warrant.

B. Mail, first class mail, postage prepaid, as soon as practicable, following the receipt of written instructions from the Company, to each holder of record of Units certificates the following material: (a) a copy of the Conversion Notice, including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, if applicable, relating to the Units, (b) an envelope addressed to the Conversion Agent for use by such holder in exchanging his or her Units for Common Stock and Warrants, and (c) a copy of the letter from the Company to holders of Units in the form provided by the Company.

C. Receive and examine all Units submitted for conversion and accompanying Conversion Notice for proper execution in accordance with the terms thereof. Such examination shall include determination that such Units are in proper form for transfer on the share registry books of the Transfer Agent and verification that no stop order has been issued against the Units represented by the surrendered certificates by reason of loss, theft, destruction or other invalidity. If more than one person is the record holder of any such Units, the Conversion Notice must be signed by each record holder. Certificates held by “Affiliates” (as defined in paragraph M, below) should be treated in accordance with said paragraph M.

D. Retain or return to holders (as applicable) those conversion documents evidencing some deficiency in execution and make reasonable attempts to inform the former Unit holders of the need to correct such deficiency.

E. Accept conversions signed by persons acting in a fiduciary or representative capacity only if such capacity is shown on the Conversion Notice and proper evidence of their authority so to act has been submitted.

F. Accept conversions from persons alleging loss, theft or destruction of their certificates upon receipt of an appropriate affidavit of loss, applicable processing fee and a corporate bond of indemnity which shall include indemnification of the Company and the Conversion Agent for the Units evidenced by such certificate or certificates by a surety all in such form and substance as have been approved by the Conversion Agent.

G. Accept conversions for the Common Stock and Warrants to be issued other than in the name that appears on the Units submitted for conversion, where (i) such Units are duly endorsed or accompanied by appropriately signed stock powers, (ii) the signature thereon is guaranteed by a participant in a signature guarantee program approved by the Securities Transfer Association, and (iii) any necessary stock transfer taxes are paid and proof of such payment is submitted or funds therefore are provided to the Conversion Agent, or it is established by the holder that no such taxes are due and payable.

H. Issue, as Transfer Agent and Registrar for the Company’s Common Stock and Warrants, upon surrender of Units and properly executed Conversion Notice, one share of Common Stock and one Warrant, registered in such names as are appropriate pursuant to properly executed Conversion Notice, for every Units represented by such Certificate(s); provided that no fractional shares of Common Stock or Warrants shall be issued. Arrange for the issuance of single certificates for all the shares of Common Stock and Warrants to which each holder is entitled (“Company Certificates”) or Statement of Holding reflecting new shares of the Company’s Common Stock and Warrants in the Direct Registration System, unless such holder has attached written instructions to the contrary to his or her Conversion Notice.

I. As Transfer Agent and Registrar, record and countersign the Company Certificates in such names and in such amounts as the Conversion Agent may request in writing and deliver such certificates to or upon the written order of the Conversion Agent.

J. Cancel, as Conversion Agent, all Units accepted for conversion and retain such Units pending further instructions from Company.

K. Promptly deliver, in accordance with the instructions in the Conversion Notice, the Company Certificates issued as provided in paragraph H above.

L. If appropriate, deliver the Company Certificates or Statements of Holding by first class mail under the provisions of the Conversion Agent’s first class mail bond protecting the Conversion Agent from loss or liability arising out of the non-receipt or non-delivery of such Company Certificates or Statements of Holding or arising out of the replacement thereof, for any deliveries where market value does not exceed the amount of the Conversion Agent’s first class mail bond. Any mail delivery exceeding such amount shall be delivered by registered mail or overnight mail and shall be insured separately for the replacement value of its contents at the time of mailing.

M. When Units registered in the name of any “Affiliate” (listed on Exhibit B hereto which shall be provided to the Conversion Agent prior to the conversion are surrendered):

(1) Arrange for the issuance of Company Certificates in the name of any other person only with the proper approval of the Company.

(2) Issue in exchange therefor, as Transfer Agent and Registrar for the Company Common Stock and Warrants, Company Certificates with a legend in the form set forth on Exhibit C hereto applied to each of such certificates.

N. Create a special account for the issuance of Common Stock and Warrants to Unit holders who have not yet surrendered Units. When any such Units are surrendered, convert them for Company Certificates. The Company shall provide an opinion of counsel prior to the conversion date to set up a reserve of Common Stock and Warrants. The opinion shall state that all Common Stock and Warrants are:

(1) registered under the Securities Act of 1933, as amended, and all appropriate State securities law filings have been made with respect to the shares; and

(2) validly issued, fully paid and non-assessable.

O. At the request of the Company, return to the Company any and all necessary records, information and material concerning and representing unconverted Units.

P. Maintain on a continuing basis a list of holders who have not yet converted their Units.

Q. Accept and respond to all telephone requests for information relative to the conversion of Units in connection with the conversion.

3.	Concerning the Conversion Agent and the Company.
The Conversion Agent:

A. shall have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of the Conversion Agent by the Company with respect to the conversion;

B. may rely on and shall be held harmless by the Company in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been signed by the proper party or parties;

C. may rely on and shall be held harmless in acting upon written or oral instructions from the Company with respect to any matter relating to its acting as Conversion Agent specifically covered by this Agreement; and

D. may consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless in relying on the written advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel.

The Company shall immediately advise the Conversion Agent of any changes in the conversion rate or price to be used in calculating the fractional share cash-in-lieu payment, if any.

4. Compensation of the Conversion Agent by the Company.

The Company shall pay fees for the services rendered hereunder, as set forth in the attached Fee Schedule. The Conversion Agent shall also be entitled to reimbursement from the Company for all reasonable and necessary expenses paid or incurred by it in connection with the administration by the Conversion Agent of its duties hereunder.

5. Unclaimed Property and Lost Holders.

The Conversion Agent shall report unclaimed property to each state in compliance with state laws and shall comply with Section 17Ad-17 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for lost Holders.  The Conversion Agent will charge the Company its standard fees plus out-of-pocket expenses (including the cost of due diligence mailings) for such services. The Company acknowledges and agrees that in the case of reports made and property delivered pursuant to an initial or voluntary compliance program administered by private auditing agents retained by state unclaimed property administrators, the Conversion Agent will be compensated for its efforts in facilitating the Company’s involvement in such a program including the provision of the necessary records and remittance of property in the manner required by the program by means of an expense reimbursement payment based on a percentage of the property remitted to the states through participation in the program. The Company will not be charged for any services performed by the Conversion Agent in conjunction with the program to the extent that the Conversion Agent receives an expense reimbursement and agrees to reimburse the Conversion Agent for any out-of-pocket expenses incurred in the performance of such services. The Company acknowledges and agrees that for purposes of compliance with applicable state unclaimed property laws, the commencement of the running of any applicable dormancy period relating to owner property consisting of the distribution of cash and/or shares pursuant to the terms of this agreement.

6. Indemnification/Limitation of Liability.

The Company covenants and agrees to indemnify and to hold the Conversion Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Conversion Agent (including as Conversion Agent the provision of services under §§ 5 herein) pursuant hereto; provided, that such covenant and agreement does not extend to, and the Conversion Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Conversion Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

Promptly after the receipt by the Conversion Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Conversion Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 6, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Conversion Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

The Conversion Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Conversion Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Conversion Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Conversion Agent hereunder, for which the Conversion Agent is not entitled to indemnification under this Agreement; provided, however, that Conversion Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Company to Conversion Agent as fees and charges, but not including reimbursable expenses.

Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Conversion Agent, notify the Conversion Agent thereof in writing. The Conversion Agent shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 6, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the company, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

7. Further Assurance.

From time-to-time and after the date hereof, the Company shall deliver or cause to be delivered to the Conversion Agent such further documents and instruments and shall do and cause to be done such further acts as the Conversion Agent shall reasonably request (it being understood that the Conversion Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Conversion Agent Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

8. Term.

This Agreement shall remain in effect until (a) all Unit holders have exchanged their Units or all checks have been reported as unclaimed property to the appropriate state; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other. Upon the effective date of such termination, all cash and other payments, and all other property then held by the Conversion Agent hereunder shall be delivered by it to such successor agent or as otherwise shall be designated in writing by the parties hereto. Upon termination of the Agreement, the Conversion Agent shall retain all canceled certificates and related documentation as required by applicable law.

9. Notices.

Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Conversion Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows; provided that activity reports prepared by the Conversion Agent and sent to the Company shall be sent by e-mail or fax to:

If to the Company, to:

Converted Organics Inc.
7A Commercial Wharf West
Boston MA 02110
Attention: President

If to the Conversion Agent, to:

Computershare Trust Company, N.A.

c/o Computershare Inc.

250 Royall Street

Canton, Massachusetts 02021

Attn: Reorganization Department

10. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto.

11. Assignment.

A. Except as provided in Section 11(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Notwithstanding the foregoing, Conversion Agent may, without further consent of the Company, assign any of its rights and duties hereunder to any affiliated entity as Conversion Agent may deem appropriate to carry out the terms of this Agreement.

B. The Conversion Agent may, without further consent on the part of the Company, subcontract for the performance hereof with other subcontractors for systems, processing, telephone and mailing services, and post-conversion clean up activities, as may be required from time to time; provided, however, that the Conversion Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Conversion Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Conversion Agent and the Company. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12. Amendment.

This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by each of the parties hereto.

13. Counterparts.

This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

14. Third Party Beneficiaries.

This Agreement does not constitute an agreement for a partnership or joint venture between the Conversion Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

15. Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, terrorists acts, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

16. Consequential Damages.

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

17. Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

18. Confidentiality.

The Conversion Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are transferred or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached Fee Schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

19. Survival.

The provisions of Paragraphs 4-6, 9-11 and 14-20 shall survive any termination, for any reason, of this agreement.

20. Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

COMPUTERSHARE TRUST	CONVERTED ORGANICS INC.
COMPANY, N.A.
By:	By:

Title:       Title: Edward J. Gildea, Chief Executive Officer

Date:       Date: October 20, 2009

COMPUTERSHARE INC.

By:
Title:

Date: